EXHIBIT 99.1

Evolving Systems Completes Acquisition of Lumata

Transaction Expands Customer Value Management Portfolio with Innovative Loyalty Program Technology and New European Customer Accounts

ENGLEWOOD, Colorado, September 7, 2017 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time analytics, customer acquisition and customer value management solutions and services, today announced it has completed the acquisition of the business operating units of Lumata Holdings Ltd. (Lumata).

Lumata is a leading global provider of real-time, next generation loyalty and customer lifecycle management software and services that helps businesses gain value from their customer data for relevant and contextual insights and actions of value to both customers and enterprises. Its customers include mobile operators like Orange, Telefonica and other Tier-1 and emerging operators in Europe and around the world. The acquisition is expected to be accretive to Evolving Systems’ operations once the integration of the business is completed by year-end 2017.

“We are excited to have completed this acquisition as it further reinforces our commitment to the customer acquisition and customer value management (CVM) domains that we built through the acquisitions of Sixth Sense Media and more recently, Business Logic Systems. Lumata’s value lies in its patented technology, industry expertise and strong customer relationships, in particular, those across Western Europe,” said Thomas Thekkethala, Chief Executive Officer of Evolving Systems. “Led by the explosive growth in mobile, the next generation of CVM is moving beyond traditional CRM and points based loyalty systems to highly personalized and contextual, real-time, omni-channel consumer engagement in multiple verticals including telecom, finance, and retail.”

The acquisition of Lumata is another milestone in Evolving Systems’ transformation from its position as a market leader in customer acquisition, development and retention serving the telecommunication industry. Through the growth of its CVM technology and portfolio, Evolving Systems is positioned to be a next-generation mobile consumer engagement solutions accelerator across multiple industry verticals.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 90 network operators in 66 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition and customer value management. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the impact of the Lumata acquisition and the Company’s ability to integrate the acquisition are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contact:

Michael Glickman

Senior Vice President, Investor Relations

GW Communications (for Evolving Systems)

Tel: (917) 397-2272

Email: mglickman@GWCco.com